JOINT VENTURE AGREEMENT

PREAMBLE

This Joint Venture Agreement ("Agreement"), dated and effective as of March 16, 2017, (the "Effective Date"), is by and between Marijuana Company of America, Inc., a corporation organized and operating in good standing under the laws of the State of Utah, with a business address of 5256 South Mission Road, 703, #314, Bonsall, CA 92003; (“MCOA"); and, Bougainville Ventures, Inc., a corporation organized and operating under the laws of Canada, with a business address of 204 - 2383 King George Blvd Surrey BC V4A 5A4 Canada ("BV"). Each of the foregoing may be individually referred to as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, MCOA has developed and established brands and systems for the representation of Marijuana related products and derivatives comprised of management, marketing and various proprietary methodologies, including but not limited to its affiliate marketing program, directly tailored to the Marijuana industry;

WHEREAS, BV has developed management services and systems specifically related to the management and control of Marijuana grow operations that are presently conducted in Washington State, and is a lessee to a parcel of real property in the State of Washington utilized for growing Marijuana;

WHEREAS, the Parties wish to participate in a joint venture project that includes the organization of a limited liability company (for the purposes of this Agreement referred to as “NEWCO”), organized in the State of Washington to: (i) jointly engage in the development and promotion of products in the legalized Marijuana industry in Washington State; (ii) utilize BV’s high quality grow operations in the State of Washington on real property currently leased by BV for use within the legalized Marijuana industry; (iii) provide technical and management services and resources including but not limited to: sales and marketing, agricultural procedures, operations security and monitoring, processing and delivery, branding, capital resources and financial management; and, (iv) optimize collaborative business opportunities.

WHEREAS, in furtherance of the Agreement, the Parties are willing to contribute their respective Information, services and expertise and other valuable consideration as is more fully detailed below, in order to permit NEWCO to organize as a legal entity in the State of Washington, establish its operations, and to generally undertake the business goals outlined in these Recitals and elsewhere in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      Definitions. For purposes of this Agreement, the following terms have the following meanings:

"Affiliate" of a Person (as defined below) means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, the term "control" means the power to direct or cause the direction or the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise/direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person, and "controlled by" and "under common control with" have correlative meanings.

"Agreement" has the meaning set forth in the preamble.

"Bankruptcy Code" has the meaning set forth in Section 11.3.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Seattle, Washington are authorized or required by Law to be closed for business.

"BV Background Property" means: (i) that real property currently leased by BV in Washington State, and as is more fully described in that certain written lease agreement attached hereto as Schedule 1, that is used for Marijuana propagation, growth and harvesting for use in the legalized Marijuana industry; and, (ii) Information controlled by BV that (a) was made, invented, developed, created, conceived, reduced to practice or having a filing date before the Effective Date, and relate primarily to the growth of Marijuana, management services, and systems specifically related to the management and control of Marijuana grow operations that are presently conducted in Washington State, and relate primarily to BV’S research, development and know-how in the marijuana industry. BV’S Background Property includes items listed in Schedules 2, 3, 4 and 8 as they may be amended by the parties from time to time.

For purposes of this definition only, "controlled by" means, with respect to any BV Background Property, the possession of (whether by ownership, lease or license, other than pursuant to this Agreement) or the ability of BV and/or its Affiliates to grant NEWCO access, a sub-lease, an assignment, license or a sublicense to such properties, Materials or Information on the terms and conditions set forth in this Agreement without requiring a third Party's consent, or violating the terms of any agreement or other arrangement with, or obligation to, a third Party existing at the time such Party and/or its Affiliates would be required under this Agreement to grant the other Party such access, license or sublicense.

"Commercially Reasonable Efforts" means the carrying out of a Party's obligations under this Agreement with the exercise of prudent scientific and/or good faith business judgment, and a level of effort consistent with the judgment and efforts that a comparable third Party in the marijuana agricultural and business development, branding, marketing and distribution industry would employ for products of similar strategic importance and commercial value. Commercially Reasonable Efforts includes: (a) promptly assigning responsibility for development activities to specific employees who are held accountable for progress and monitoring such progress on an on-going basis; (b) setting and consistently seeking to achieve specific and meaningful objectives and timelines for carrying out such development activities; (c) consistently making and implementing decisions and allocating resources designed to advance the progress of such objectives and timelines; and (d) employing compensation systems for its employees that are no less favorable than the compensation systems the Party applies with respect to its other programs with technology and/or products of similar potential.

"Competing Product" means any product, method, process or other subject matter that (a) has the substantially same marketing, branding or ingredients as a Joint Venture Product, or (b) otherwise is, or readily can be, applied, used or adapted for any application or use in substitution for or competition with any Joint Venture Product.

"Confidential Information" means any Information that is treated as confidential by a Party, or its Affiliates or Representatives, whether in oral, written, electronic or other form or media, whether or not such Information is marked, designated or otherwise identified as "confidential," and includes any Information that due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be non-public, confidential or proprietary, including, without limitation: (a) the existence, terms and conditions of this Agreement; (b) all Information concerning the Joint Venture Project, the Joint Venture Products, Growth protocols, plans & procedures, and jointly developed intellectual property; and (c) all Information concerning past, present and future business affairs including finances, customer information, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, research, development, sales and other commercial strategies; and (d) all Information concerning unpatented inventions, ideas, methods and discoveries, know-how, trade secrets, unpublished patent applications and invention disclosures, invention summaries and other confidential intellectual property; and (e) all designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; and (f) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials that contain, are based on, or otherwise reflect or are derived from, any of the foregoing in whole or in part.

Confidential Information does not include Information that: (w) was already known by or in the possession of the receiving Party or its Affiliates or their Representatives without restriction on use or disclosure before the receipt of such Information directly or indirectly from or on behalf of the disclosing Party; (x) was or is independently developed by the receiving Party, as established by documentary evidence, without reference to or use of any of the disclosing Party's Confidential Information; (y) was or becomes generally known by the public other than as a result of any breach of this Agreement, or other wrongful act, of the receiving Party or its Affiliates, or its Representatives; or (z) was or becomes available to the receiving Party, or its Affiliates, or its Representatives received by the receiving Party from a third Party who was not, at the time, under an obligation to the disclosing Party or its Affiliates or its Representatives or any other Person to maintain the confidentiality of such Information.

"Contract Year" means each successive twelve (12) month period during the Term, with the first Contract Year beginning on the Effective Date (a) the First Contract Year; and (b) the twelve (12) month period beginning on the day immediately following the end of the First Contract Year and each succeeding twelve (12) month period.

"Developed Intellectual Property" means all Intellectual Property covering the Joint Venture Project made, invented, developed, created, conceived or reduced to practice after the Effective Date (a) as a result of work conducted pursuant to this Agreement and the Joint Venture Project, or by a Party in its evaluation, use or implementation of the other Party's Background Intellectual Property, or (b) by a receiving Party directly resulting from, or necessarily using or derived from, or based on the other Party's Confidential Information, in each case, including all rights in any patents or patent applications, copyrights, trademarks, trade secrets and other Intellectual Property rights relating thereto.

"Dispute" means any disagreement between the Parties concerning or in any way arising out of or relating to this Agreement whether or not the disagreement gives rise to a right to terminate this Agreement, and includes any disagreement concerning (a) the parties' entry into this Agreement and any terms or subject matter hereof; or, (b) the conduct of, or any action to be taken concerning, any aspect of this Agreement or the Joint Venture Project.

"Effective Date" has the meaning set forth in the preamble.

"Force Majeure" has the meaning set forth in Section 12.1.

"Information" means any and all ideas, concepts, data, know-how, discoveries, improvements, methods, techniques, technologies, systems, specifications, analyses, products, practices, processes, procedures, protocols, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions and other information and materials, irrespective of whether or not copyrightable or patentable and in any form or medium (tangible, intangible, oral, written, electronic, observational or other) in which such Information may be communicated or subsist. Without limiting the foregoing sentence, Information includes any technological, scientific, business, legal, patent, organizational, commercial, operational or financial materials or information.

"Intellectual Property" means all patentable and unpatentable inventions, works of authorship or expression, including computer programs, data collections and databases, and trade secrets, and other Information.

"Joint Venture Products" means any new product devised, developed or created as a result of this Agreement and the Joint Venture Plan and Project.

"Joint Venture Project" means the Parties organization of a limited liability company in the State of Washington, and the undertaking of collaborative efforts to combine their respective Background Property and Information to allow NEWCO to develop, market, distribute and improve its business as a going concern.

"Joint Venture Project Plan" means the essential elements of the Joint Venture Project as set out in Schedule 6, including the details concerning the scope of work, protocols, specifications, schedule of activities, timeline, milestones and other Joint Venture Project requirements.

"Joint Venture Team Leader" has the meaning set forth in Section 2.2(a)(ii).

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

"Losses" means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

"Materials" means biological materials, chemical or plant compounds, devices, equipment, or other research materials owned or controlled by the Parties as are required and reasonably necessary for the Parties to perform their respective obligations under this Agreement.

"MCOA Background Property" means (i) MCOA’s commitment to raise funds for the Joint Venture Project in the amount of not less than one million dollars ($1,000,000) USD based upon the Funding Schedule included as Schedule 5 and, (ii) Information controlled by MCOA that (a) was made, invented, developed, created, conceived, reduced to practice or have a filing date before the Effective Date and relate primarily to MCOA’S established brands and systems for the representation of Marijuana related products and derivatives comprised of management, marketing and various proprietary methodologies, including but not limited to its affiliate marketing program, directly tailored to the Marijuana industry. MCOA’S Background Property is listed in Schedule 7 as it may be amended by the parties from time to time.

For purposes of this definition only, "controlled by" means, with respect to any Materials, Information or Intellectual Property, the possession of, whether by ownership or license, other than pursuant to this Agreement, or the ability of a Party and/or its Affiliates to grant the other Party access, a license or a sublicense to such Materials, Information, or Intellectual Property on the terms and conditions set forth in this Agreement without requiring a third Party's consent, or violating the terms of any agreement or other arrangement with or obligation to a third Party existing at the time such Party and/or its Affiliates would be required under this Agreement to grant the other Party such access, license or sublicense.

"New Business" means all new products or business in the legal marijuana industry resulting from this Agreement and the Joint Venture Project.

"Participant Invention" has the meaning set forth in Section 2.2(d).

"Participating Individual" has the meaning set forth in Section 2.2(d).

"Person" means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association or other entity.

"Regulatory Approval" means any and all approvals (including any applicable supplements, amendments, pre- and post-approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, registrations, or authorizations of any Regulatory Authority necessary for any development, manufacture or commercialization of the Joint Venture Product.

"Regulatory Authority" means any governmental regulatory authority, agency or entity involved in granting regulatory approval of, or otherwise regulating any aspect of the conduct, development, manufacture, market approval, sale, distribution, packaging or use of, the Joint Venture Product.

"Representative" means a Party's and its Affiliates' employees, officers, directors, consultants and legal, technical and business advisors.

"Term" has the meaning set forth in Section 10.

2.      Joint Venture Project.

2.1       Joint Venture Project Activities. The parties have entered into this Agreement to jointly and collaboratively organize NEWCO in the State of Washington for the purposes of exploiting and commercializing MCOA’s Background Property in conjunction with BV’s Background Property; and to develop and conduct business and products by and through NEWCO in the legal Marijuana business in Washington State.

(a)       Within thirty (30) days from the Effective Date, legal counsel shall be retained by the Parties for the purpose of organizing NEWCO as a Washington limited liability company. BV, MCOA and Ron Ryan shall be the only members of NEWCO. There shall be two classes of membership: “Class A” membership and “Class B” Membership.

(b)       BV and MCOA shall each own one “Class A” Membership and shall each be issued a 49.5% interest in NEWCO. Only “Class A” Members are eligible to equal portions of profits under the Joint Venture, and have full voting rights pro rata to their “Class A” Membership Interests in NEWCO.

(c)       Ron Ryan shall own one Class “B” Membership and shall be issued a 1% interest with full voting rights. No “Class B” Membership Interest entitles the “Class B” Member to any interest in the profits of the Joint Venture, which shall be shared equally between the “Class A” Members only. “Class B” membership interests shall be designated a “preferred interest” in NEWCO, with a 1% voting preference lasting until such time as MCOA: (i) recoups its committed investment of one million dollars in operating profits in the Joint Venture; and, (ii) receives a not less than a Five Million ($5,000,000.00) Dollar Return on Investment from NEWCO. After MCOA recoups its one-million-dollar investment, and a Five Million Dollar ($5,000,000.00) Return on Investment, the Class B preferred membership interest shall terminate, and the one percent former (1%) Class B membership shall be returned to treasury, then divided equally between BV and MCOA, leaving both BV and MCOA with an equal 50-50 voting interest in NEWCO. BV and MCOA agree to establish in NEWCO’s operating agreement an effective mechanism to resolve operational disputes in NEWCO’s business when, by virtue of the Parties 50-50 voting interests, a stalemate occurs between them on any matter requiring a vote of the members under Washington law. The failure of the Parties to reach an agreement on handling a stalemate shall not terminate this Agreement, and all respective rights of the Parties under Washington law shall be reserved. The Parties intend that neither Member shall transfer all or any portion of its Membership Interest in NEWCO, without the written consent of the other Member (which consent may be granted or withheld in the sole discretion of the other Member), and that Members shall have rights of first refusal to purchase all or any portion of a Membership Interest as is provided for in Section 10.2. No transfer of membership interests to a Person not already a Member of NEWCO shall be deemed completed until the prospective transferee is admitted as a Member of NEWCO.

(d)      The Parties agree, after NEWCO is organized, to meet and approve the adoption of a written Operating Agreement concerning NEWCO, including provisions for the selection of Managers. consisting of three persons. BV will appoint one Manager and MCOA will appoint one Manager. The third Manager shall be selected by majority vote of the Class “A” and Class “B” Members. The Parties shall then open bank account with an insured FDIC established bank. The Parties agree that there shall be two (2) signatories on the NEWCO bank account, each a Manager represented by BV and MCOA. NEWCO shall retain an accountant to maintain the financial books and records of NEWCO. The Parties agree that the Managers shall establish accounting and financial policies and protocols for NEWCO, and agree that profits and/or dividends shall be divided equally between MCOA and BV.

(e)       After NEWCO is organized, the Parties agree to work together to develop Joint Venture Products in accordance with the Joint Venture Project Plan set out in Schedule 6. All New Business and Joint Venture Products will be owned by NEWCO. The Day to Day cultivation operations shall be left to the Master Grower, who shall be selected and appointed by NEWCO Managers. NEWCO and the Master Grower shall enter into a separate written agreement describing the duties and obligations of the Master Grower. The Master Grower will be responsible for communicating at least monthly with NEWCO concerning the Joint Venture Project and Joint Venture Project Plan.

(f)        NEWCO and the Master Grower shall use Commercially Reasonable Efforts to:

(i)	Perform its responsibilities in accordance with this Agreement and the Joint Venture Project Plan and perform all Joint Venture Project Plan requirements, including by meeting all Joint Venture Project Plan timelines and milestones;
(ii)	Co-operate with and provide reasonable support to each other in connection with the other Party's performance of its obligations under this Agreement including the Joint Venture Project Plan;
(iii)	Meet, confer and communicate amongst themselves at least on a monthly basis at a convenient time and by a convenient method to assess the Joint Venture Project Plan, progress on achieving milestones, and determine appropriate actions, including any and all relevant costs and accounting functions. The Master Grower shall provide any and all relevant information and documentation.

(g)       The Joint Venture Project is contingent on a number of factors and success is not assured. As long as the Parties, NEWCO and the Master Grower use good faith and Commercially Reasonable Efforts to perform their obligations under this Agreement, including the Joint Venture Project Plan, that Party shall not be in default under this

Agreement for any failure to achieve any particular result or milestone. In the event that MCOA is unable to meet the Funding Schedule in Schedule 5, the Parties agree to meet in good faith and allow for a thirty (30) day cure period providing MCOA an ability to meet the Funding timelines set out in Schedule 5, and

(h)       Within thirty (30) Business Days after the end of each quarter, each Party shall provide the other Party a reasonably detailed written report describing the then-current status of all activities for which that Party was allocated responsibility under the Joint Venture Project Plan. Each Party shall provide written notice to the other Party within thirty (30) Business Days after each quarter identifying any milestone set out in the Joint Venture Project Plan it was unable to meet during that quarter.

2.2       Conduct of Joint Venture Project/Joint Project Team.

(a)       Within thirty (30) Business Days of the Effective Date, each Party shall:

(i)	Appoint two (2) Representatives who shall have expertise to perform its respective activities set out in the Joint Venture Project Plan (each Party's set of Representatives together, the "Joint Project Team");
(ii)	Appoint one of its Representatives on the Joint Project Team to act as the primary contact for that Party (each, a "Joint Venture Team Leader"). The Joint Venture Team Leaders shall jointly oversee, manage and coordinate the day-to-day implementation of the Joint Venture Project Plan; and
(iii)	Provide written notice identifying its Joint Project Team members and Joint Venture Team Leader to the other Party.

(b)       Each Party may appoint, at its discretion, substitute or successor Representatives to the Joint Project Team, including substitute or successor Joint Venture Team Leaders, on at least ten (10) Business Days written notice to the other Party before such substitute or successor Representatives begin work on the Joint Venture Project.

(c)       The Joint Project Team's responsibilities shall include:

(i)	Meeting at least once per month with NEWCO at mutually agreed times and places to discuss the status, progress and activities necessary to meet the Joint Venture Project objectives;
(ii)	Exchanging between the parties all Information relating to the Joint Venture Project;

(iii)	Performing all activities required by the Joint Venture Project Plan and ensuring that the parties meet the timelines, milestones and other requirements required by the Joint Venture Project Plan; and
(iv)	Performing any other functions allocated to it under this Agreement or as appropriate to further the purposes of this Agreement as determined by the parties.

(d)      Each Representative of a Party who is not an employee of a Party that works on the Joint Project Team, attends any meeting concerning the Joint Venture Project, or is given access to any of the other Party's Confidential Information (a "Participating Individual"), shall be bound by a written agreement requiring such Participating Individual to:

(i)	follow that Party's policies and procedures for reporting any inventions, discoveries or other Intellectual Property or Information invented, conceived, developed, derived, discovered, generated, identified or otherwise made by the Participating Individual in the course of his employment or retention by the Party or that arises from access to Confidential Information of either Party that relates to the Joint Venture Project (each a "Participant Invention");
(ii)	assign to the Party all of his right, title and interest in and to the Participant Inventions, including all Intellectual Property rights relating thereto;
(iii)	cooperate in the preparation, filing, prosecution, maintenance, defense and enforcement of any patent or other rights in any Participant Invention;
(iv)	perform all acts and sign, execute, acknowledge and deliver any and all papers, documents and instruments required to fulfill the obligations and purposes of that agreement; and
(v)	be bound by obligations of confidentiality and non-use no less restrictive than those set out in this Agreement.

It is understood and agreed that any agreement required by this Section does not need to be specific to this Agreement as long as the agreement provides for the binding obligations of the Participating Individuals as described in this Section.

(e)       All day-to-day decisions concerning matters and functions allocated or delegated to a Party pursuant to the Joint Venture Project Plan, unless expressly reserved in this Agreement for determination or approval by the Joint Project Team, shall be deemed to be within the decision-making authority of the Master Grower; provided that all such decisions shall be consistent with the Joint Venture Project, the scope of the allocation or delegation to that Party under the Joint Venture Project Plan, and the terms and conditions of this Agreement.

(f)        Each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the Joint Project Team unless this Agreement, including the Joint Venture Project Plan, expressly provides for that delegation or vesting of rights, or the parties otherwise expressly agree in writing in accordance with this Agreement.

2.3       Patent Rights.

(a)       Any and all intellectual property or inventions of any kind created as a result of the Joint Venture Project, including but not limited to the Joint Venture Product, Developed Intellectual Property, and any and all patent rights related to such intellectual property or inventions, shall be the sole property of NEWCO, or its designee, who shall be responsible for the filing and prosecution of all relevant United States and international patent applications.

2.4       Information Exchange.

(a)       During the Term, each Party shall provide to the other Party reasonable access to its Representatives, facilities, books and records, and such other Information that the providing Party believes to be necessary or useful (i) to support the other Party's efforts to conduct its Joint Venture Project Plan activities or (ii) for the other Party to exercise its rights or meet its obligations under this Agreement, and any other Information that the other Party reasonably requests for any of the purposes set forth in this Agreement. These required disclosures include all disclosures required this Agreement and any design, development, manufacturing, clinical, pre-clinical or non-clinical, testing, financial, marketing, sales, quality, and regulatory approval and compliance Information described in the preceding sentence.

(b)       Within ninety (90) Business Days after the Effective Date, each Party shall provide to the other Party:

(i)	a copy of each U.S. and foreign patent and patent application filed by or on behalf of the providing Party relating to any Background Intellectual Property that it has not already provided or made available to the other Party and such other patent information as the other Party reasonably requests to support its efforts to conduct its activities pursuant to this Agreement.

(c)       Each Party may use Information relating to the Joint Venture Project, including all tests, studies, data and reports conducted as part of or concerning the Joint

Venture Project, for all purposes permitted by this Agreement. The Joint Venture Team shall ensure that all data, database information and reports of or concerning the Joint Venture Project is centralized and held at a location to be chosen by NEWCO, with a duplicate set available to each Party for deposit at a site of its own selection.

(d)      Neither Party is required to provide to the other Party, or any other Person, any Information that is not required or useful for the other Party to perform its obligations or exercise its rights under this Agreement in a cost-effective and efficient manner.

(e)       Neither Party may use the other Party's Information for any purpose other than solely to exercise its rights under this Agreement or to perform its obligations under the Joint Venture Project Plan in compliance with all applicable Laws. Neither Party may sell, transfer, disclose or otherwise provide access to the providing Party's Information, without the prior express written consent of the providing Party. Notwithstanding the foregoing or any other provision of this Agreement, the receiving Party may allow access, on a need-to-know basis, to the providing Party's Information by the receiving Party's Representatives pursuant to this Section 2.6 (e) provided that the Representatives are made aware of and agree in writing to be bound by the restrictions on the Information's use set forth in this Agreement.

(f)        On expiration or termination of this Agreement, the receiving Party shall, as directed by the providing Party (i) return to the providing Party the providing Party's Information and any remaining quantities of the Materials provided to the receiving Party by the providing Party, or (ii) otherwise dispose of such Information and Materials.

(g)       Any Materials provided to a receiving Party are provided "as is" without any warranties, express or implied. Materials provided by or on behalf of a providing Party to the receiving Party may have biological and/or chemical properties that are unpredictable and unknown at the time of transfer. The receiving Party shall use the providing Party's Materials with caution and prudence, and shall not use the providing Party's Materials for testing in or treatment of humans.

(h)       All right, title and interest in and to any Information or Materials a providing Party provides to the receiving Party, including any replication, copy, derivative or progeny thereof, including all Intellectual Property rights relating to any of the foregoing, shall be, and remain, vested in the providing Party.

3.      Cost Allocation.

3.1       NEWCO Project Costs.  MCOA’s Background Property includes a commitment to raise not less than one million dollars ($1,000,000) USD for NEWCO, and the Parties intend to use this financing for all operational costs, licensing, experimental studies and plans, commercialization, marketing and sales related to NEWCO and the Project Venture Plan. (See Funding Schedule Attached)

3.2       Property Title. It is understood that the clear Title for the JV property comprised of the one acre parcel associated with the Tier 3 License shall be vended into the JV (NEWCO), within 30 days after the third installment payment, as per the payment schedule attached.

4.      Developed Intellectual Property.

4.1       Invention Disclosure and Record-keeping.

(a)       Each Party shall disclose to the other Party all Developed Intellectual Property, including copies of all invention disclosures and other similar documents created in the normal course of its business that disclose any conception or reduction to practice of any Intellectual Property constituting Developed Intellectual Property.

(b)       Each Party shall maintain contemporaneous, complete and accurate written records of its Representatives' activities concerning Developed Intellectual Property that provide proof of the conception date and reduction to practice date of any Developed Intellectual Property for which the Party's Representative claims inventorship status.

4.2       Ownership of Developed Intellectual Property.

(a)       Regardless of inventorship, as between the parties, NEWCO shall own all right, title and interest in and to Developed Intellectual Property and any and all Developed Intellectual Property relating to the First Technology and the Project Venture Products or New Business.

(b)       Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right, title or interest in or to any other Intellectual Property or Confidential Information of the other Party, whether by implication, estoppel or otherwise, including any items controlled or developed by the other Party, or delivered by the other Party, at any time pursuant to this Agreement.

(c)       For purposes of this definition only, "controlled" means, with respect to any Intellectual Property or Confidential Information, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party [and/or its Affiliates] to grant the other Party access, a license or a sublicense to Intellectual Property or Confidential Information on the terms and conditions set forth in this Agreement without requiring a third Party's consent, or violating the terms of any agreement or other arrangement with or obligation to a third Party existing at the time such Party [and/or its Affiliates] would be required under this Agreement to grant the other Party such access, license or sublicense.

5.      Confidentiality.

5.1       Confidentiality Obligations. Each Party (the "Receiving Party") acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the "Disclosing Party"). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term and for three (3) years thereafter]:

(a)       not use the Disclosing Party's Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b)       maintain the Disclosing Party's Confidential Information in strict confidence and, subject to Section 5.2, not disclose the Disclosing Party's Confidential Information without the Disclosing Party's prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i)	have a need to know the Confidential Information for purposes of the Receiving Party's performance, or exercise of its rights concerning the Confidential Information, under this Agreement;
(ii)	have been apprised of this restriction; and
(iii)	are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in Section 5.1, provided further that the Receiving Party shall be responsible for ensuring its Representatives' compliance with, and shall be liable for any breach by its Representatives of, Section 5.1.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party's Confidential Information from use or disclosure other than as permitted hereby.

5.2       Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a)       provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 5; and

(b)       disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 5, the Receiving Party shall, at the Disclosing Party's expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

6.      Publication.

6.1       Publication Approval. MCOA and BV shall jointly determine the strategy for, and coordinate, the publication and presentation of any results or other data generated by the Joint Venture Project pursuant to this Agreement. A publishing Party shall provide, and shall cause its Affiliates to provide, to the non-publishing Party copies of any press intended for publication or any presentation intended for public disclosure by or on behalf of the publishing Party or its Affiliates that incorporates any Information generated under this Agreement or includes Confidential Information of the non-publishing Party, at least ten (10) Business Days before the submission of any press for publication or for other public presentation. No later than fifteen (15) Business Days after the non-publishing Party receives the publishing Party's proposed press or presentation, the non-publishing Party shall return to the publishing Party the press or presentation with any proposed changes aimed at ensuring the Information is fairly stated, the confidentiality of any Confidential Information is maintained and the opportunity to obtain patent protection for Developed Intellectual Property is preserved. The publishing Party shall, to the extent consistent with applicable Law and professional standards, incorporate the non-publishing Party's proposed changes to the manuscript or presentation and (i) delete references to the non-publishing Party's Confidential Information; and (ii) withhold all publication and presentation of the manuscript or presentation for an additional ten (10) Business Days to permit NEWCO or its designee to file patent applications for Developed Intellectual Property disclosed by the manuscript or presentation.

6.2       Attribution. The parties shall ensure that any manuscript or presentation incorporating any Information concerning any aspect of the Joint Venture Project includes recognition of the contributions of the non-publishing Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

6.3       Third Party Obligations. Each Party shall use Commercially Reasonable Efforts to cause investigators and institutions that participate in any trials or studies (including any clinical, pre-clinical, non-clinical or post-approval studies) under the Joint Venture Project to agree in writing to terms substantially similar to those set forth in this Section 6.

7.      Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)       it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;

(b)       (i) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder, and (ii) the execution of this Agreement by a

Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

(c)       when executed and delivered by the Party, this Agreement shall constitute the legal, valid and binding obligation of that Party, enforceable against that Party in accordance with its terms;

(d)      it is the sole and exclusive legal and beneficial owner and has sole and exclusive control (by ownership, license or otherwise) of the entire right, title, and interest in and to its Background Property, and specifically are able to assign or contribute to the Joint Venture Project its Background Property without legal hindrance or other third-Party approval. With respect to MCOA’s commitment to raise one million dollars ($1,000,000.00) as part of its Background Property, MCOA commits to using all good faith and Commercially Reasonable Efforts to timely raise and comply with the Funding Schedule set forward in Schedule 5. In the event the Parties need to adjust the Funding Schedule, the Parties represent that they will act in good faith consistent with the Parties agreement under Section 2.1(g);

(e)       it has, and throughout the Term, will retain the unconditional and irrevocable right, power and authority to grant the rights hereunder to its Background Property pursuant to the terms of this Agreement;

(f)        it has not granted and will not grant any licenses or other contingent or non-contingent right, title or interest under or relating to the Background Property, or will not be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any Party's representations, warranties or obligations or rights or licenses hereunder;

(g)       it is under no obligation to any third Party that would interfere with its representations, warranties or obligations under this Agreement; and

(h)       there neither are nor at any time during the Term will be any encumbrances, liens or security interests involving its Background Intellectual Property.

8.      Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, NON-TOXICITY, ABSENCE OF ERRORS, ACCURACY, COMPLETENESS OF RESULTS, THE PROSPECTS OR LIKELIHOOD OF SUCCESS FINANCIAL, REGULATORY OR OTHERWISE OF THE JOINT VENTURE PROJECT OR THE JOINT VENTURE PRODUCT OR THE VALIDITY, SCOPE OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY.

9.      Indemnification.

9.1       Indemnification Obligations. Each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, successors and assigns against all Losses arising out of or resulting from any third Party claim, suit, action or proceeding related to or arising out of or resulting from (a) the other Party's breach of any representation, warranty, covenant or obligation under this Agreement; or (b) use by a Party of the other Party's Background Intellectual Property in connection with any activities performed pursuant to the Joint Venture Project Plan. After organizing, NEWCO shall obtain appropriate and sufficient insurance to cover its Joint Venture operations and Joint Venture Project Plan.

9.2       Indemnification Procedure. The indemnitee shall promptly notify indemnitor in writing of any Action and cooperate with the indemnitee at the indemnitor's sole cost and expense. The indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel of its choice/reasonably acceptable to the indemnitee to handle and defend the Action, at the indemnitor's sole cost and expense. The indemnitor shall not settle any Action in a manner that adversely affects the indemnitee's rights without the indemnitee's prior written consent, which shall not be unreasonably withheld or delayed. The indemnitee's failure to perform any obligations under this Section shall not relieve the indemnitor of its obligation under this Section except to the extent that the indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

10.  Term and Termination.

10.1   Term. This Agreement shall commence on the Effective Date and, unless terminated earlier, shall remain in force perpetually until the completion of the Joint Venture Project, or by operation of law.

10.2   Buy-Out Provisions/Right of First Refusal.

(a)       In the event that either Party believes that a material breach of this Agreement (“Dispute”) has occurred, is occurring or is about to occur, the Parties agree to communicate with each other over the issue or issues before submitting the matter to the legal process agreed to in Section 11. The Parties shall act in good faith to resolve any issues immediately, and to act consistent with their fiduciary capacities and obligations in favor of NEWCO. In the event that BV or MCOA cannot resolve the Dispute and such disagreement continues for ten [10] days despite good faith deliberations by the Parties, then either Party shall be entitled to exercise a right of first refusal for the buy-sell rights in this Section. No Party shall transfer any Membership Interest to any third Party until the other Party has refused first rights to purchase same in writing.

(b)       If a Party wishes to exercise the right of first refusal and buy-sell right provided in this Section, such Party (the "Initiating Party") shall deliver to the other Party (the "Responding Party") written notice (the "Buy-Sell Offer Notice") of such election, which notice shall include (i) a description of the circumstances that triggered the buy-sell right, and (ii) the purchase price at which the Initiating Party shall purchase all of the Membership Interests owned by the Responding Party (the "Buy-out Price").

(c)       Within fifteen (15) days after the Buy-Sell Offer Notice is received (the "Buy-Sell Election Date"), the Responding Member shall deliver to the Initiating Member a written notice (the "Response Notice") stating whether it elects to sell all its Membership interests to the Initiating Member for the Buy-out Price. The failure of the Responding Member to deliver the Response Notice by the Buy-Sell Election Date shall be deemed to be an election to sell all of its Membership Interests to the Initiating Member at the Buy-out Price.

(d)      The closing of any purchase and sale of Membership Interests pursuant to this Section shall take place thirty [30] days after the Response Notice is delivered or deemed to have been delivered or some other date mutually agreed upon by the Parties. The Buy-out Price shall be paid at closing by wire transfer of immediately available funds to an account designated in writing by the selling Party (the "Selling Party"). At the closing, the Selling Party shall deliver to the purchasing Party (the "Purchasing Party") good and marketable title to its Membership Interests, free and clear of all liens and encumbrances. Each Party agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Selling Party’s Membership Interest by the Purchasing Party.

(e)       If the Parties cannot agree on a Buy-Out Price, then an independent third Party arbitrator shall be selected by the Parties to determine the Buy-Out Price and order the sale thereon. The Parties agree to submit Disputes in this Section to the provisions in this Agreement governing law in Section 11. The Court has the authority to award attorney fees and costs against a Party whose Buy-Sell Notice or Response Notice is not made in good faith or whose Buy-Sell Notice or Response Notice is made in bad faith and grossly inconsistent with the value of the Membership Interests to be sold.

10.3   Effect of Termination.

(a)       Termination of this Agreement shall not relieve the parties of any obligations accruing prior to the effective date of termination. Any termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder at Law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation. Upon the termination of this Agreement, each Party shall, subject to this Section immediately cease all activities concerning the Joint Venture Project.

(b)       On expiration or termination of this Agreement all licenses to Background Intellectual Property and Developed Intellectual Property granted under this Agreement shall automatically terminate as of the effective date of such expiration or termination.

10.4   Survival. The rights and obligations of the parties set forth in this Section and Section 1 (Definitions), Section 4 (Developed Intellectual Property), Section 5 (Confidentiality), Section 7 (Mutual Representations and Warranties), Section 9 (Indemnification), Section 10 (Effect of Termination), Section 11 (Dispute Resolution and Governing Law), and Section 12 (Miscellaneous), and any right, obligation or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

11.  Dispute Resolution/Governing Law. This agreement shall be deemed to have been entered into in Washington State and shall be governed by and construed under the laws of Washington without giving effect to the principles of conflicts of law. Any Dispute for which a Party is permitted to bring a court proceeding shall be instituted in the courts of Washington, and each Party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

11.1   In any claim for equitable relief, each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

(a)       In any Dispute for which a Party is permitted to bring a court proceeding, the prevailing Party shall be entitled to recover its actual attorneys' fees and court costs from the non-prevailing Party.

12.  Miscellaneous.

12.1   Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

(a)       acts of God;

(b)       flood, fire or explosion;

(c)       war, terrorism, invasion, riot or other civil unrest;

(d)      embargoes or blockades in effect on or after the date of this Agreement;

(e)       national or regional emergency;

(f)        strikes, labor stoppages or slowdowns or other industrial disturbances;

(g)       any passage of law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition; or

(h)       national or regional shortage of adequate power or telecommunications or transportation facilities.

each of the foregoing, a "Force Majeure"), in each case, provided that (i) such event is outside the reasonable control of the affected Party; (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue; and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure event. A Party may terminate this Agreement if a Force Majeure event affecting the other Party continues substantially uninterrupted for a period of one hundred and twenty (120) Business Days or more. Unless the Party terminates this Agreement pursuant to the preceding sentence, all timelines in the Joint Venture Project Plan shall automatically be extended for a period up to the duration of the Force Majeure event.

12.2   Further Assurances. Each Party shall, upon reasonable request, and at the request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

12.3   Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

12.4   No Public Statements or Use of Trademarks. Neither Party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other Party's trademarks, service marks, trade names, logos, domain names or other indicia of source, association or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

12.5   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to MCOA	5256 South Mission Road, 703, #314, Bonsall, CA 92003 Facsimile: 888-777-4362 Email: don@donaldsteinberg.com Attention: DONALD STEINBERG
If to BV:	204 - 2383 King George Blvd Surrey BC V4A 5A4 Canada Facsimile: [N.A.] EMAIL: andyjagpal@hotmail.com Attention: ANDY JAGPAL

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the five (5) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

12.6   Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This

Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.7   Privileged Communications. It is expected that, in furtherance of this Agreement, the Parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential and that they are made in connection with the shared community of legal interests existing between the parties, including the community of legal interests in avoiding infringement of any valid, enforceable third Party patents and in obtaining patent protection for Developed Intellectual Property.

12.8   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(a)       Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence shall govern: (a) first, this Agreement, excluding its Schedules; (b) second, the Schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

(b)       Assignment. Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other Party's prior written consent. No delegation or other transfer will relieve the other Party of any of its obligations or performance under this Agreement. Any purported assignment, delegation or transfer in violation of this Section is void. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

(c)       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

12.9   Amendment; Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.10                  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.11                  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

MARIJUANA COMPANY OF AMERICA, INC.
By /s/ Donald Steinberg Name: DONALD STEINBERG Title: President, Chief Executive Officer

BOUGAINVILLE VENTURES INC. By /s/ Andy Jagpal Name: ANDY JAGPAL Title: President

Schedules:

1-BV Real property lease; (Legal Land Description)

2-BV Agreement with I502 Tier 3 license holder

3-I502 Tier 3 marijuana cultivation license

4-i502 tier 3 license holder – all business licensee and municiple permits to cultivate marijuana

5-FUNDING SCHEDULE

6-Joint Venture Project Plan

7-MCOA Background property

8-BV Background property

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